EXECUTION COPY

REVOLVING CREDIT AGREEMENT

- Between -

MOD-PAC CORP.
as Borrower

- And -

MANUFACTURERS AND TRADERS TRUST COMPANY
as Lender

Dated: as of June 9, 2010

WITNESSETH

REVOLVING CREDIT AGREEMENT (“Agreement”) dated as of June 9, 2010 between MOD-PAC CORP., a New York Corporation with its principal place of business at 1801 Elmwood Avenue, Buffalo New York 14207 (“Borrower”) and MANUFACTURERS AND TRADERS TRUST COMPANY, a New York banking corporation, with a place of business at One Fountain Plaza, Buffalo, New York 14203 (together with its successors and/or assigns the “Lender”).

BACKGROUND

WHEREAS, Borrower has requested that Lender provide financing to Borrower in the form of a revolving loan facility for its general corporate purposes, to finance the future working capital requirements of Borrower and to provide letters of credit to Borrower; and

WHEREAS, the Lender is willing to provide financing to the Borrower on the terms and conditions set forth herein.

NOW, THEREFORE, the Borrower and the Lender agree as follows:

ARTICLE II.   DEFINITIONS

1.1           Definitions.  As used in this Agreement, unless otherwise specified, the following terms shall have the following respective meanings:

 “Administrative Fee”- has the meaning set forth in Section 2.4(j).

 “Advance”, or collectively, “Advances” – any amount advanced to the Borrower under the Revolving Credit.

“Affiliate” or “Affiliates” – singly or collectively, any Person that directly or indirectly, through one or more intermediaries, Controls, or is Controlled by, or is under Common Control with the Person specified. Notwithstanding the foregoing, no individual shall be considered an Affiliate of a Person solely by reason of such individual’s position as an officer or director of such Person or an Affiliate of such Person.

 “Anti-Terrorism Laws” – any statutes, regulations, codes, rules and/or executive orders and relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the forgoing Laws may from time to time be amended, renewed, extended or replaced).

 “Applicable Interest Margin” – two hundred seventy-five (275) basis points.

 “Borrower” – as defined in the opening paragraph of this Agreement.

 “Business Day” – any day excluding Saturday, Sunday, and any day in which banks in Buffalo, New York are authorized by law or governmental action to close.

 “Change of Control” – means (a) the acquisition of ownership or voting control, directly or indirectly, beneficially (within the meaning of Rules 13d-3 and 13d-5 of the Exchange Act, as then in effect) or of record, on or after the Closing Date, by any Person or group (within the meaning of Sections 13d and 14d of the Exchange Act, as then in effect), of shares representing more than fifty percent (50%) of the aggregate ordinary Voting Power represented by the issued and outstanding capital stock of Borrower; (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors or other governing body of Borrower by Persons who were neither (i) nominated by the board of directors or other governing body of Borrower nor (ii) appointed by directors so nominated or (c) the sale of substantially all of the assets of the Borrower.

 “Closing Date” – the date of this Agreement.

 “Code” – the Internal Revenue Code of 1986, as amended.

 “Collateral” – as defined in Section 3.4 of this Agreement.

 “Collateral Documents” – collectively, the Security Agreement and Financing Statements.

 “Compliance Certificate” – a certificate from the Chief Executive Officer, Chief Financial Officer or Vice President of Finance of Borrower substantially in the form of Exhibit C attached hereto with all blanks appropriately completed.

 “Control”, “Controlling”, “Controlled by”, and “under Common Control with” – the possession, direct or indirect, of the power to (a) vote 51% or more of the securities having ordinary voting power for the election of directors, or (b) cause the direction of the management and policies, whether by contract or through the ownership of stock or other interests, or otherwise.

 “Credit” – the Revolving Credit as defined in this Agreement.

“Current Assets” means, at any time, the consolidated aggregate amount of all current assets of the Borrower and any Subsidiaries, including, but not limited to, cash, cash equivalents, marketable securities, receivables maturing within twelve (12) months from such time, and inventory (net of LIFO Reserve), all as determined in accordance with GAAP.

“Current Liabilities” means, at any time, the consolidated aggregate amount of all liabilities and obligations of the Borrower and any Subsidiaries which are due and payable on demand or within twelve (12) months from such time, or should be properly reflected as attributable to such twelve (12) month period in accordance with GAAP.

 “Current Ratio” means, at any time, the ratio of (i) (a) Current Assets minus (b) cash to (ii) (a) Current Liabilities plus (b) the sum of (I) the aggregate outstanding principal amount of all Revolving Loans and (II) the LC Exposure.

 “Disposal” – the intentional or unintentional abandonment, discharge, deposit, injection, dumping, spilling, leaking, storing, burning, terminal destruction or placing of any substance so that it or any of its constituents may enter the Environment.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of the United States, any state, territory, protectorate or commonwealth thereof, or the District of Columbia.

 “Environment” – any water including, but not limited to, surface water and ground water or water vapor; any land including land surface or subsurface; stream sediments; air; fish; wildlife; plants; and all other natural resources or environmental media.

 “Environmental Laws” – all federal, state, provincial and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances, regulations, codes and rules relating to the protection of the Environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the policies, guidelines, procedures, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

 “Environmental Permits” – all licenses, permits, approvals, authorizations, consents or registrations required by any applicable Environmental Laws and all applicable judicial and administrative orders in connection with ownership, lease, purchase, transfer, closure, use and/or operation of Borrower’s property and/or as may be required for the storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances.

“Environmental Questionnaire” – a questionnaire and all attachments thereto concerning:  (a) activities and conditions affecting the Environment at any property of Borrower or (b) the enforcement or possible enforcement of any Environmental Law against Borrower. As of the date hereof, Borrower has not delivered any Environmental Questionnaire to Lender

 “Environmental Report” – a written report prepared for Borrower by an environmental consulting or environmental engineering firm. As of the date hereof, Borrower has not delivered any Environmental Report to Lender.

 “ERISA” – the Employee Retirement Income Security Act of 1974, as amended by the Multiemployer Pension Plan Amendments Act of 1980.

 “Event of Default” – as defined in Section 7.1 of this Agreement.

“Exchange Act” – means the Securities Exchange Act of 1934, as amended.

 “Executive Order No. 13224” - the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, amended, renewed, extended or replaced.

 “Fiscal Year” or “fiscal year” – each twelve (12) month period ending on December 31of each year.

“Foreign Subsidiary” means a Subsidiary that is organized under the laws of any jurisdiction other than the United States, any State thereof or the District of Columbia.

 “GAAP” – means as of the date of any determination, generally accepted accounting principles in effect from time to time in the United States of America, consistently applied and maintained throughout the relevant periods and from period to period.

“Hazardous Substances” – without limitation, any explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances and any other material defined as a hazardous substance in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601(14).

 “Incipient Default” – an event or condition which, but for the requirements of notice, or lapse of time, or both, would constitute an Event of Default.

“Indebtedness” – at a particular date, without duplication, (a) all indebtedness of a Person for borrowed money whether or not evidenced by a note, bond, debenture or other debt instrument, or for the deferred purchase price of property (excluding trade accounts payable in the ordinary course of business), whether short term or long term, (b) any indebtedness secured by a lien on a Person’s assets whether or not such Person is primarily liable for repayment thereof, (c) the Stated Amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder and not repaid by such Person, (d) lease obligations of such Person which, in accordance with GAAP, should be capitalized , (e) any other transaction (including forward sale or purchase agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements and (f) any obligations described in any of the preceding clauses for which a Person is obligated pursuant to a guaranty (and not already included as part of the consolidated Indebtedness of such Person).

 “Intangible Assets” – on a consolidated basis with respect to the Borrower and any Subsidiaries, (a) all loans or advances to and other receivables owing from, any officer and employees and other receivables owing from, any officers, employees and Affiliates, (b) goodwill, and (c) any other assets deemed intangible under GAAP.

“Inventory” – inventory, as defined in the Uniform Commercial Code as in effect in New York State as of the date of this Agreement, and in any event shall include returned or repossessed goods.

“LC Disbursement” –means the aggregate amount of all draws paid by the Lender pursuant to the Letters of Credit.

“LC Exposure” – means, at any time, the sum of (a) the aggregate undrawn amounts of all outstanding Letters of Credit at such time, plus (b) the aggregate amount of all LC Disbursements drawn under any Letters of Credit that have not yet been reimbursed by the Borrower at such time.

“Letter of Credit” – means any irrevocable standby letter of credit issued to Lender pursuant to this Agreement.

“Letter of Credit Commitment” – means the commitment of the Lender under this Agreement to issue Letters of Credit in an aggregate Stated Amount available to be drawn not to exceed, at any time, (i) one million Five Hundred Thousand and 00/100 dollars ($1,500,000.00) minus (ii) the LC Exposure at such time.

“Letter of Credit Documents” – means, with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit, or (b) any collateral security for any of such obligations, each as the same may be modified and supplemented and in effect from time to time.

“Letter of Credit Fees” – as defined in Section 2.4(i).

 “Lender” – as defined in the opening paragraph of this Agreement, and its successors and assigns.

 “Libor Loan” – any portion of the Revolving Credit on which interest is calculated based on the Libor Rate plus an Applicable Interest Margin.

 “Libor Rate” – the rate per annum (rounded upward, if necessary, to the nearest 1/16th of 1%) obtained by dividing (i) the applicable  London Interbank Offered Rate for the one-month interest period, as fixed by the British Bankers Association for United States dollar deposits in the London interbank market at approximately 11:00 a.m. London, England time (or as soon thereafter as practicable) each day (or if such day is not a London Business Day, as fixed in the same manner on the immediately preceding London Business Day, which day’s rate shall, unless otherwise provided for, apply to the immediately succeeding non-London Business Days), as determined by the Lender from any broker, quoting service or commonly available source utilized by the Lender, by (ii) a percentage equal to 100% minus the stated maximum rate of all reserves required to be maintained against “Eurocurrency Liabilities” as specified in Regulation D (or against any other category of liabilities, which includes deposits by reference to which the interest rate on LIBOR Rate Loan(s) is determined, or any category of extensions of credit or other assets which includes loans by a non-United States’ office of a bank to United States’ residents) on such date to any member bank of the Federal Reserve System. Notwithstanding any provision above, the practice of rounding to determine LIBOR may be discontinued at any time in the Bank’s sole discretion.

 “Lien” – any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien, charge or encumbrance, or preference, priority or other security agreement or preferential arrangement in respect of any asset of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

 “Loan” or “Loans” – individually and collectively, any Advance under the Revolving Loan, whether initially made as a Libor Loan or converted to a Prime Rate Loan pursuant to Section 2.10.

 “Loan Account” – an account maintained with the Lender for the Borrower into which the proceeds of any funds borrowed hereunder shall be initially deposited.

 “Loan Document” – any document executed and delivered by Borrower or the Lender in connection with this Agreement including, without limitation, the Revolving Note, the Collateral Documents and the Letter of Credit Documents.

“London Business Day” shall mean any day on which dealings in United States dollar deposits are carried on by banking institutions in the London interbank market

 “Material Adverse Effect” – means any condition or event that the Lender reasonably determines has had or is reasonably likely to have  a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) or prospects of the Borrower, (b) the business, operations, property, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries, if any, taken as a whole, or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights and remedies of Lender hereunder or thereunder.

 “Maximum Limit” – the maximum aggregate amount which the Borrower can borrow under the Credit, which is Three Million and 00/100 dollars ($3,000,000.00).

 “Net Income” – for any fiscal period, the net after tax income (loss) of the Borrower and any Subsidiaries on a consolidated basis for such period determined on an accrual and consolidated basis.

 “Note” or “Notes” – any and all notes evidencing any Indebtedness created under this Agreement.

“Obligations” means any and all indebtedness or other obligations of the Borrower to the Lender in any capacity, now existing or hereafter incurred, however created or evidenced, regardless of kind, class or form, whether direct, indirect, absolute or contingent (including obligations pursuant to any guaranty, endorsement, other assurance of payment or otherwise), whether joint or several, whether from time to time reduced and thereafter increased, or entirely extinguished and thereafter reincurred, together with all extensions, renewals and replacements thereof, and all interest, fees, charges, costs or expenses which accrue on or in connection with the foregoing, including any indebtedness or obligations (i) not yet outstanding but contracted for, or with regard to which any other commitment by the Lender exists; (ii) arising prior to, during or after any pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding; (iii) owed by the Borrower to others and which the Lender obtained, or may obtain, by assignment or otherwise; and (iv) payable under this Agreement.

“Pension Plan” – any pension plan as defined in Section 3(2) of ERISA which is a multiemployer plan or single employer plan as defined in Section 4001 of ERISA and subject to Title IV of ERISA and which is (i) a plan maintained by Borrower for employees or former employees of Borrower, (ii) a plan to which Borrower contributes or is required to contribute, (iii) a plan to which Borrower was required to make contributions at any time, or (iv) any other plan with respect to which Borrower has incurred or may incur liability, including contingent liability, under Title IV of ERISA, to such plan or to the Pension Benefit Guaranty Corporation. For purposes of this definition and for purposes of Sections 4.10 and 5.10 hereof, “Borrower” shall include any trade or business (whether or not incorporated) which is deemed to be a “single employer” within the meaning of Section 4001(b)(1) of ERISA. Each such Pension Plan in existence as of the date of this Agreement is listed and identified on Schedule 1 annexed hereto

 “Permitted Encumbrances” – all encumbrances described on Schedule 4.3 to this Agreement.

 “Person” – any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated association, government or political subdivision or other entity, body, organization or group.

 “Prime Rate” – the rate of interest publicly announced by the Lender from time to time as its prime rate and as a base rate for calculating interest on certain loans.  The Prime Rate may or may not be the most favorable rate charged by the Lender to its customers.

 “Prime Rate Loan” – any portion of the Revolving Credit for which interest is calculated based on the Prime Rate.

 “Receivable” – the right to payment for Goods sold or leased or services rendered by the applicable entity, whether or not earned by performance, and may, without limitation, in whole or in part be in the form of an Account, Chattel Paper, Document, or Instrument, as such terms are defined in the Uniform Commercial Code as in effect in New York State on the date of this Agreement.

 “Release” – has the same meaning as given to that term in Section 101(22) of the Comprehensive, Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et. seq. and the regulations promulgated thereunder.

 “Reportable Event” – any event with regard to a Pension Plan described in Section 4043(c) of ERISA, or in regulations issued thereunder.

 “Request Certificate” – a certificate in the form annexed hereto as Exhibit B, with all blanks appropriately completed, and duly executed on behalf of the applicable Person.

 “Revolving Credit” – as defined in Section 2.1 of this Agreement.

 “Revolving Credit Commitment” –the obligation of Lender to make Revolving Loans and issue Letters of Credit, subject to the terms of this Agreement.

 “Revolving Credit Maturity Date” – June 9, 2013 which date may be shortened in accordance with Sections 2.12 or 7.2 of this Agreement.

 “Revolving Loan” or “Revolving Loans” – as defined in Section 2.1 of this Agreement.

 “Revolving Note” – the promissory note of the Borrower in the form of Exhibit A hereto, and all replacements and renewals thereof, evidencing the promise of the Borrower to repay to the Lender all Advances under the Revolving Credit.

 “Security Agreement” and “Security Interests” – as defined in Section 3.6 of this Agreement.

 “Stated Amount” means the stated amount available to be drawn under a Letter of Credit after giving effect to any reductions in such Stated Amount which have occurred pursuant to the terms of such Letter of Credit.

 “Subordinated Debt” means all indebtedness of the Borrower which has been formally subordinated to payment and collection of the Obligations.

 “Subsidiary” – with respect to a Person, any entity of which at least 50% of the voting stock or voting equity interests is owned by such Person directly, or indirectly through one or more Subsidiaries.  If such Person has no Subsidiaries, the provisions of this Agreement relating to Subsidiaries shall be inapplicable, without affecting the applicability of such provisions to any entity alone.

 “Tangible Net Worth” means the consolidated aggregate assets of Borrower and any Subsidiaries excluding all Intangible Assets, less liabilities, plus Subordinated Debt, all determined in accordance with GAAP (except to the extent that under GAAP “tangible net worth” excludes leasehold improvements which are included in “Tangible Net Worth” as defined herein).

 “USA Patriot Act” - the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

 “Voting Power” means, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person.  The holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.

1.2           Accounting Terms.  All accounting terms not otherwise defined herein have the meaning assigned to them in accordance with GAAP. If a change in GAAP affects the computation of any financial ratio or requirement set forth in this Agreement, and either the Borrower or the Lender shall so request, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; and until such amendment shall have been agreed to the ratio or requirement shall be computed without giving effect to such change.

ARTICLE II.   THE CREDIT

2.1 The Revolving Credit.

(a)  Revolving Loans.  The Lender agrees, subject to the terms and conditions and relying upon the representations and warranties set forth in this Agreement and within the limits hereof, to make one or more loans (each a “Revolving Loan”, and collectively the “Revolving Loans”) to Borrower, and Borrower may make a request for a Revolving Loan or Revolving Loans from the Lender, at any one time and from time to time, from the date hereof until the Revolving Credit Maturity Date or the earlier termination of this Agreement pursuant to the terms hereof, in total not in excess of the Maximum Limit in the aggregate at any one time outstanding (collectively, the “Revolving Credit”).  The Revolving Loans may be repaid and reborrowed in accordance with the provisions hereof.

(b)  Method for Loans.  When Borrower wants the Lender to make a Revolving Loan available, the Borrower shall notify the Lender not later than 2:00 P.M. on the Business Day that such Revolving Loan is requested.  In such notice, which may be given by means of a Request Certificate in the form of Exhibit B hereto, as appropriate, with all blanks appropriately completed, the Borrower shall specify (i) the aggregate amount of the Revolving Loan requested, which shall be in a minimum amount of $20,000 and shall be in whole multiples of $10,000 for amounts in excess of such minimum amount and (ii) the proposed date on which the Revolving Loan is to be funded which shall be a Business Day.  Lender will make the proceeds of the Revolving Loan available to the Borrower by a deposit to the applicable Loan Account on the Business Day of such request if the request is made before 2:00 P.M., and on the next Business Day if made after 2:00 P.M., provided the conditions set forth in Article III of this Agreement have been satisfied.

The Lender shall not incur any liability to Borrower  in acting upon any notice referred to above or upon any telephonic notice which the Lender believes in good faith to have been given on behalf of the Borrower by a duly authorized officer or other Person authorized to borrow on behalf of Borrower or for otherwise acting in good faith hereunder.

2.2 The Revolving Note.  The Revolving Loans shall be evidenced by the Revolving Note, with all blanks appropriately completed, payable as provided therein to the Lender.  The Revolving Note shall be inscribed by the holder thereof on the schedule attached thereto and any continuation thereof with the date of the making of each Revolving Loan, the amount of each Revolving Loan, all payments of principal, and the aggregate outstanding principal balance thereof.  Any such inscription shall constitute prima facie evidence of the accuracy of the information so recorded; provided, however, the failure of the Lender to make any such inscription shall not affect the obligations of Borrower under the Revolving Note or this Agreement.

2.3 Interest.

(a)  Rates.  The Revolving Note shall bear interest payable monthly in arrears on the first day of each month for interest accrued during the preceding month prior to maturity (whether by acceleration or otherwise) on the balance of principal thereof from time to time unpaid.  Revolving Loans shall bear interest at a per annum rate of interest equal to the LIBOR Rate plus the Applicable Interest Margin, unless the circumstances set forth in 2.10 below are applicable. The LIBOR Rate shall be determined daily and the interest rate applicable to the Revolving Note will change simultaneously with each change in the LIBOR Rate. In no event shall the per annum interest rate applicable to the Revolving Note be less than 3.35%.

(b)  Default Rate.  After maturity, whether by acceleration or otherwise, the Revolving Note shall bear interest at a per annum rate equal to three percent (3%) in excess of the otherwise applicable rate of interest thereon; provided, however, in no event shall the rate of interest on the Revolving Note exceed the maximum rate authorized by law.

(c)  Computation of Interest.  Interest on Libor Loans shall be calculated on the basis of days elapsed in a year of 360 days, which will result in a higher effective annual rate. Interest on Prime Rate Loans, if any, shall be calculated on the basis of the actual number of days elapsed in a year of 365/366 days.  If the Revolving Note is not paid when due, whether because the Revolving Note becomes due on a Saturday, Sunday or bank holiday or for any other reason, the Borrower will pay interest thereon at the aforesaid rate until the date of actual receipt of payment by the holder of the Revolving Note.

2.4 Letters of Credit.

(a)  Letters of Credit.  Subject to the terms and conditions set forth herein, the Borrower may request the Lender to issue, at any time and from time to time, Letters of Credit for the account of the Borrower in such form as is acceptable to the Lender in its reasonable determination in an aggregate Stated Amount not to exceed the lesser of: (i) the Letter of Credit Commitment less the Letter of Credit Exposure and (ii) the Maximum Limit, less all outstanding Revolving Loans and the LC Exposure at such time.  Letters of Credit issued hereunder shall constitute utilization of the Revolving Credit.

(b)  Notice of Issuance; Amendment; Renewal or Extension.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, including without limitation PDF documents delivered via electronic mail) to the Lender (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (in compliance with paragraph (d) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. The Borrower shall submit a letter of credit application on the Lender's standard form in connection with any request for a Letter of Credit.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.  In addition, to the extent that any provision of any such letter of credit application or other agreement is more restrictive (from the perspective of the Borrower) than a similar provision of this Agreement, then the less restrictive provision in this Agreement shall control.  Furthermore, nothing contained in any such letter of credit application or other agreement shall derogate from any of the rights, or add to the obligations, of the Borrower contained in this Agreement.

(c)    Limitations on Amounts. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension the Letter of Credit Exposure does not exceed the lesser of: (i) the Letter of Credit Commitment or (ii) the Maximum Limit less all outstanding Revolving Loans at such time.

(d)    Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date which is twelve (12) months after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, twelve (12) months after the then current expiration date of such Letter of Credit) or (ii) the Revolving Credit Maturity Date.

(e)    Reimbursement.  If the Lender shall receive a request for a drawing for an LC Disbursement in respect of a Letter of Credit, the Lender shall provide the Borrower with notice thereof, which notice may be telephonic or by e-mail correspondence to the Chief Executive Officer, Chief Financial Officer  or Vice President of Finance of the Borrower, as soon as possible thereafter but in any event at least two Business Days prior to the Business Day on which such LC Disbursement is to be made to the beneficiary.  The Borrower shall pay to the Letter of Credit Issuer the amount in dollars of each such LC Disbursement (which may be funded with the proceeds of a Revolving Loan) on the Business Day preceding the Business Day on which such LC Disbursement is to be paid to the beneficiary thereof.

(f)    Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the Letter of Credit Documents under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, and (iii) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.  Neither the Lender, nor any of its employees, officers or directors, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the Lender or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Lender; provided that the foregoing shall not be construed to excuse the Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Lender's paying a draft  or other demand for payment presented under a Letter of Credit when the draft does not substantially comply with the terms of the Letter of Credit. The parties hereto expressly agree that the Lender, acting in good faith, may accept documents that appear on their face to be in compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in compliance with the terms of such Letter of Credit:

(I)    the Lender shall have the right, in its sole discretion but acting in good faith, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

 (II)      this sentence shall establish the standard of care to be exercised by the Lender when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

(g)   Disbursement Procedures.  The Lender shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Lender shall promptly after such examination notify the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of their obligation to reimburse the Lender with respect to any such LC Disbursement.

(h)   Interim Interest.  If the Lender shall make any LC Disbursement, then, unless the Borrower reimburses the Lender for such LC Disbursement, in full, on or prior to the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum equal to the LIBOR Rate plus the Applicable Interest Margin; provided that, if the Borrower fails to reimburse such LC Disbursement within five (5) Business Days of becoming due pursuant to paragraph (e) of this Section, then default interest shall accrue in accordance with Section 2.2(b) hereof.

(i)    Letter of Credit Fees.  The Borrower agrees to pay to the Lender a fee with respect to each Letter of Credit, which shall accrue at a rate per annum equal to 1.75%  on the Stated Amount thereof for the period from the date of issuance (or renewal) to the expiration date thereof (the “Letter of Credit Fees”). Letter of Credit Fees accrued through and including the end of each fiscal quarter of Borrower shall be payable on the third (3rd) Business Day following such date, commencing on the first such date to occur after the effective date of the Letter of Credit; provided that all such fees shall be payable on the date on which the Revolving Credit terminates and any such fees accruing after the date on which the Revolving Credit terminates shall be payable on demand. Any other fees payable to the Lender pursuant to this paragraph shall be payable within ten (10) days after demand.

(j)    Administrative Fees.  The Borrower agrees to pay directly to the Lender, a fee in respect of each Letter of Credit issued by it (an “Administrative Fee”) in the amount of the Lender’s standard fees, as announced to its customers from time to time, for issuance, negotiation and amendment (including any extensions of such expiration date that may be made at the election of the beneficiary thereof).  Accrued Administrative Fees shall be due and payable on demand.

2.5  Charge to Account. On the date that any principal of or interest on the Notes or any fees or charges payable under this Agreement are due, Borrower authorizes the Lender to debit any deposit account of Borrower maintained with Lender on such due date in an amount equal to such unpaid principal, interest, fees or charges, as applicable due from Borrower

2.6  Optional Prepayments

(a)  Libor Loans.  Borrower shall have the right to repay without premium all or any portion of the Revolving Loans outstanding under the Revolving Credit at any time.

All repayments of the Revolving Loans shall be subject to a minimum amount of $10,000, and incremental multiples of $10,000.

2.7  Use of Proceeds.  Borrower covenants to the Lender that it will use the proceeds of the all Advances for working capital and general corporate requirements, including, but not limited to, for repurchases of Borrower’s stock, acquisitions, and the payment of dividends.

2.8  Late Charge.  Upon failure to make any payment of principal or interest on the Revolving Note (other than the principal amount due on maturity) within ten (10) days of the due date thereof, the Borrower promises to pay, upon demand by the Lender, a late charge equal to five percent (5%) of the amount of any such overdue amount of principal or interest.

2.9  Special Provisions Governing Libor Loans - Increased Costs.

(a)  In the event that on any day, the Lender shall have determined (which determination shall be final, conclusive and binding) that:

(I)  by reason of conditions in the London Interbank Eurodollar Market or of conditions affecting the position of the Lender in such market occurring after the date hereof, adequate fair means do not exist for establishing the Libor Rate, or

(II) by reason of (a) any change in any applicable law or governmental rule, regulation, guideline or order (or any written interpretation thereof and including any new law or governmental rule, regulation, guideline or order but excluding any of the foregoing relating to taxes referred to in Section 2.11), or (ii) other circumstances affecting the Lender or the London Interbank Eurodollar Market or the position of the Lender in such Market (such as, but not limited to, official reserve requirements), the Libor Rate does not represent the effective pricing to the Lender for U.S. dollar deposits of comparable amounts for the relevant period due to such increased costs; then, and in either such event, the Lender shall on such date  give notice by telephone, confirmed in writing, to the Borrower of such determination.

(b)  Thereafter, the Borrower shall pay to the Lender upon written request therefor, such additional amounts as the Lender shall reasonably determine to be required to compensate the Lender for such increased costs.  A certificate as to such additional amounts submitted to the Borrower by the Lender setting forth the applicable computation in reasonable detail shall, absent manifest error, be final, conclusive and binding upon Borrower and the Lender.

(c)  In lieu of paying to the Lender such additional amounts as required by this Section 2.9, the Borrower may, if such determination by the Lender relates to a Libor Loan then being requested by the Borrower pursuant to the terms hereof, on such day by giving notice by telephone to the Lender, withdraw such request.

2.10    Required Termination and Repayment of Libor Loans.

(a)  In the event the Lender shall have reasonably determined, at any time (which determination shall be final, conclusive and binding but shall be made only after consultation with the Borrower), that the making or continuation of any or all of the Libor Loans hereunder:

(I)  has become unlawful by compliance by the Lender in good faith with any applicable law, governmental rule, regulation, guideline or order, or

(II) would cause the Lender severe hardship as a result of a contingency occurring after the date hereof which materially and adversely affects the London Interbank Eurodollar Market (such as, but not limited to disruptions resulting from political or economic events); then, and in either such event, the Lender shall on such date (and in any event as soon as possible after making such determination) give telephonic notice to the Borrower, confirmed in writing, of such determination, identifying which of the Libor Loans was so affected.

(b)  The Borrower then shall  repay each such affected Libor Loan, together with all interest accrued thereon.

(c)  In lieu of the repayment to the Lender required by Section 2.10(b), the Borrower may exercise the following options:

(I)  If the determination by the Lender relates to a Libor Loan then being requested by Borrower pursuant to the terms hereof, the Borrower may, on such date by giving notice by telephone to the Lender, withdraw such request; or

(II) The Borrower may, by giving notice by telephone to the Lender, require the Lender to make the Libor Loan then being requested in the form of a Prime Rate Loan, or to convert its outstanding Libor Loan or Loans that are so affected into a Prime Rate Loan.  Such notice shall pertain only to the affected Libor Loans  outstanding or to be outstanding.

2.11    Taxes.  If any taxes or duties of any kind shall be payable, or ruled to be payable, by or to any taxing authority of or in the United States, or any other foreign country, or any political subdivision of any thereof, in respect of any of the transactions contemplated by this Agreement (including, but not limited to, execution, delivery, performance, enforcement, or payment of principal or interest of or under the Revolving Note or the making of any Libor Loan), by reason of any now existing or hereafter enacted statute, rule, regulation or other determination (excluding any taxes imposed on or measured by the net income of the Lender), the Borrower will:
(a)  pay on written request therefor all such taxes or duties, including interest and penalty, if any,

(b)  promptly furnish the Lender with evidence of any such payment, and

(c)  indemnify and hold the Lender and any holder or holders of the Revolving Note harmless and indemnified against any liability or liabilities with respect to or in connection with any such taxes or the payment thereof or resulting from any delay or omission to pay such taxes;

provided, however, the Borrower shall not have any obligation to indemnify or hold harmless the Lender or to “gross up” the Lender or any holder of the Note for withholding taxes or similar taxes that become payable following the Lender’s assignment of all or any portion of its rights under this Agreement  or the Note if such withholding or other taxes would not be payable if the Lender had not effected such assignment.

Without prejudice to the survival of any other agreement of Borrower under this Agreement, the agreement and obligations of the Borrower contained in this Section 2.11 shall survive the termination of this Agreement.

2.12    Annual Facility Fee; Termination of Facilities.

As consideration for the Lender’s commitment to make available the Revolving Credit, the Borrower agrees to pay to Lender a fee (“Facility Fee”) on the average daily unused portion of the Revolving Credit Commitment from the date of this Agreement until the Revolving Credit Maturity Date at the per annum rate of 0.125%, calculated on the basis of a year of 360 days, payable monthly, in arrears, on the first day of each month during the term of this Agreement and a final payment on the Revolving Credit Maturity Date.

Borrower may terminate this Agreement at any time by providing prior written notice (a “Termination Notice”) to Lender setting forth the  proposed effective date of any such termination.Borrower shall not be required to pay any fee for such termination.

Any termination of this Agreement shall only become effective, after receipt by Lender of a Termination Notice, on the first day thereafter that all outstanding Advances and LC Exposure, together with any accrued and unpaid interest, fees and/or expenses  have been reduced to zero and Borrower has paid all other amounts due and payable to Lender under this Agreement or any Loan Document. On such date, Lender shall have no further commitment to make Advances or issue Letters of Credit under this Agreement.

2.13    Payments. All payments of interest, principal, fees and other expenses by the Borrower under this Agreement unless otherwise specified shall be made in lawful currency of the United States of America and in immediately available funds without counterclaim or setoff and free and clear and without reduction for any present or future income, stamp or other taxes, deductions or withholdings (except as may be required by law and subject to the proviso of Section 2.11 hereof), all of which shall be paid by the Borrower for its own account.  All payments shall be made not later than 12:00 Noon (Buffalo, New York time) on the due date at the Lender’s office, unless such amount is sooner paid by the Lender debiting a deposit account for Borrower.  All payments (unless stated herein otherwise) shall be applied first to the payment of all fees, expenses and other amounts due to the Lender (excluding principal and interest), then to accrued interest, and the balance on account of outstanding principal; provided, however, that after an Event of Default, payments will be applied to the obligations of Borrower to the Lender as the Lender determines in its sole discretion.

ARTICLE III.   CONDITIONS TO THE CREDIT

The Lender’s agreement to lend, contained in this Agreement, shall be effective only upon fulfillment of the following conditions at or prior to the date of the execution of this Agreement.

3.4    Borrower Action.  The Borrower shall have taken all necessary and appropriate corporate and shareholder action and shall have adopted resolutions authorizing the execution and delivery of this Agreement, the Revolving Note, the Loan Documents and the taking of all action required of Borrower by this Agreement; and the Borrower shall have furnished to the Lender copies certified as of the date of the execution of this Agreement of such resolutions and such other company documents as the Lender shall reasonably request.

3.5    Borrower Documents. There shall have been furnished to the Lender a general certificate from Borrower including: (i) certificates of Borrower’s good standing duly issued of recent date by each jurisdiction where Borrower is qualified to do business; (ii) copies of the certificates of incorporation and current by-laws of Borrower, certified by its Secretary as of the date of the execution of this Agreement; (iii) an incumbency certificate specifying the officers of Borrower, together with their specimen signatures; and (iv) such other certifications and exhibits as the Lender may reasonably request.

3.6    Note. The Borrower shall have executed and delivered to the Lender the Revolving Note, appropriately completed, evidencing the Borrower’s obligations to repay the Credit.

3.7    Security Agreement. Borrower shall have executed and delivered to the Lender (i) one or more security agreements (“Security Agreements”) in form and content satisfactory to the Lender granting to the Lender, security interests (“Security Interests”) in all of Borrower’s Equipment, Inventory, Accounts, Documents, Instruments, Chattel Paper, Investment Property, General Intangibles, Deposit Accounts, Letter of Credit Rights, Patents, Trademarks, Tradenames, Copyrights, Hedge Agreements, Insurance Proceeds, Tax Refunds, Cash and License Rights, whether now owned or hereafter acquired, wherever located, and any and all proceeds thereof (“Collateral”), as continuing collateral security for the payment of any and all Indebtedness and liabilities, whether now existing or hereafter incurred, of the Borrower to the Lender arising under this Agreement and the Loan Documents; and (ii) appropriate financing statements (“Financing Statements”) to perfect the Security Interests, which Security Interests shall, at the time  of the execution of this Agreement, be superior to all other liens and security interests in such property except as to liens and security interests approved by the Lender, including those set forth on Schedule 4.3.

3.8    Opinion. Independent counsel for the Borrower shall have furnished to the Lender, their favorable opinion, in form and content satisfactory to the Lender and its counsel, dated the date of the execution of this Agreement..

3.9    Certificates.  The Borrower shall have provided to the Lender, appropriately completed insurance certificates, binders or policies evidencing compliance with Section 5.5 of this Agreement, and an appropriately completed Request Certificate indicating the amount requested to be borrowed on the Closing Date.

3.10   Subsequent Extensions of Credit-Revolving Credit.  Subsequent to the satisfaction of the conditions set forth herein, each request to the Lender for a Revolving Loan after the date hereof shall constitute confirmation by the Borrower of all the factual matters set forth in the form of Compliance Certificate as of the date of such Revolving Loan in the same manner as if a written Compliance Certificate had been delivered, and such factual matters shall be true on the date such Revolving Loan is made.  No Revolving Loan shall be made if such certification is not made without qualification.

3.11   Other Matters. All matters incidental to the execution and delivery of this Agreement, the Revolving Note, the Collateral Documents and the other documents required hereby including, without limitation, the payment of all fees and expenses required to be paid by the Borrower to the Lender and its counsel, and all action required by this Agreement, shall be satisfactory to the Lender and to its counsel, and this Agreement shall be in effect.

ARTICLE IV.   REPRESENTATIONS AND WARRANTIES

The Borrower makes the following representations and warranties:

4.1    Good Standing and Authority.  Borrower is a corporation, duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization; has powers and authority to transact the business in which it is engaged; is duly licensed or qualified and in good standing in each jurisdiction in which the conduct of such business requires such licensing or such qualification except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; Borrower has all necessary power and authority to execute, deliver and perform this Agreement, the Revolving Note, the Collateral Documents and any other Loan Documents to which it is a party, all of which have been duly authorized by all proper and necessary corporate and shareholder action.

4.2    Valid and Binding Obligation.  This Agreement, the Revolving Note, the Loan Documents, and any other document executed in connection herewith to which Borrower is a party, will constitute the legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms, except as enforceability (i) may be limited by state, provincial or federal bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and (ii) may be subject to equity principles in the event equitable remedies are sought.

4.3    Good Title. The Borrower has good and marketable title to, or a valid leasehold interest in, all of its assets, none of which is subject to any mortgage, indenture, pledge, Lien, conditional sales contract, security interest, encumbrance, claim, trust or charge, except for  Permitted Encumbrances.

4.4    No Pending Litigation. Except as set forth on Schedule 4.4, there are not any actions, suits, proceedings (whether or not purportedly on behalf of Borrower) or investigations pending or, to the knowledge of Borrower, threatened, against Borrower, which would, in any case or in the aggregate, be reasonably expected to have a Material Adverse Effect, or which question the validity of this Agreement, the Revolving Note, the Collateral Documents, or any other documents required by this Agreement, or any action taken or to be taken pursuant to any of the foregoing.

4.5    No Consent or Filing. No consent, license, approval or authorization of, or registration, declaration or filing with, any court, governmental body or authority or other Person or entity is required in connection with the valid execution, delivery or performance of this Agreement, the Revolving Note, the Collateral Documents, or any other Loan Document to which Borrower is a party, or in connection with any of the transactions contemplated thereby, other than filings and recordings in connection with the Collateral Documents.

4.6    No Violations.  Borrower is not in material violation of any term of its certificate of incorporation or by-laws, or of any mortgage, borrowing agreement or other material instrument or agreement pertaining to Indebtedness for borrowed money.  Borrower is not in violation of any order, writ, judgment, injunction or decree of any court of competent jurisdiction or, of any statute, rule or regulation of any competent governmental authority which might reasonably be expected to result in, a Material Adverse Effect.  The execution and delivery of this Agreement, the Revolving Note, the Collateral Documents, and the other Loan Documents, and to the best of Borrower’s knowledge, the performance of all of the same is and will be in compliance with the foregoing and will not result in any violation or result in the creation of any mortgage, Lien, security interest, charge or encumbrance upon any of its properties or assets except in favor of the Lender.  There exists no fact or circumstance not disclosed in this Agreement or in the documents furnished in connection herewith (so far as Borrower can now reasonably foresee) that would be reasonably expected to have a Material Adverse Effect.

4.7    Financial Statements. Borrower has furnished to the Lender audited financial statements showing the financial condition of Borrower as of December 31, 2009 prepared by the accounting firm of Ernst & Young, LLP, which statements present fairly the financial position of Borrower and its Subsidiaries as of such date and the results of its operations and changes in its financial position for such period then ended and has been prepared in conformity with GAAP applied on a basis consistent with that of similar periods for preceding years. To the best of Borrower’s knowledge, from the date of such financial statements to the date of the execution of this Agreement, there have not been any materially adverse changes in the financial condition of Borrower except as disclosed in such financial statements.  None of the property or assets shown in the financial statements delivered to the Lender has been materially adversely affected as the result of any fire, explosion, accident, flood, drought, storm, earthquake, condemnation, requisition, statutory or regulatory change, act of God, or act of public enemy or other casualty, whether or not insured.

4.8    Tax Returns. Borrower has duly filed all federal and other tax returns required to be filed and has duly paid all taxes required by such returns through the date hereof after giving effect to any extensions.  Borrower has not received any notice of assessments by the Internal Revenue Service or any other taxing authority for additional unpaid taxes except as set forth in Schedule 4.8 hereto.

4.9    Subsidiaries and Affiliates.   Except as set forth on Schedule 4.9, Borrower does not have any Subsidiaries or Affiliates.

4.10   ERISA Matters.  No Pension Plan has been terminated or partially terminated or is insolvent or in reorganization, nor have any proceedings been instituted to terminate or reorganize any Pension Plan; Borrower has not withdrawn from any Pension Plan in a complete or partial withdrawal, nor has a condition occurred which if continued would result in a complete or partial withdrawal; Borrower has not incurred any withdrawal liability, including contingent withdrawal liability, to any Pension Plan pursuant to Title IV of ERISA; Borrower has not incurred any liability to the Pension Benefit Guaranty Corporation other than for required insurance premiums which have been paid when due; no Reportable Event has occurred; and no Pension Plan or other “employee pension benefit plan” as defined in Section 3(2) of ERISA to which Borrower is a party has an “accumulated funding deficiency” (whether or not waived) as defined in Section 302 of ERISA or in Section 412 of the Internal Revenue Code.  Each Pension Plan and each other “employee benefit plan” as defined in Section 3(2) of ERISA to which Borrower is a party is in substantial compliance with ERISA, and no such plan, or any administrator, trustee or fiduciary thereof has engaged in a prohibited transaction described in Section 406 of ERISA or in Section 4975 of the Internal Revenue Code.

4.11   Licenses, Permits and Approvals.  Borrower has obtained, and shall maintain in effect at all times hereafter, all necessary licenses, permits, approvals, consents and registrations which are appropriate or necessary to conduct its business.

4.12   Environmental Matters.

(a)  To the knowledge of Borrower, no above ground or underground storage tanks containing Hazardous Substances are located on any property owned, leased or operated by Borrower, and no such tanks have been located on any property, owned, leased or operated by Borrower, except as may have been removed in material compliance with applicable Environmental Laws.

(b)  To the knowledge of Borrower, no property owned, leased or operated by Borrower is or has been used for the Disposal of any Hazardous Substance or for the unpermitted or unauthorized treatment, storage or Disposal of Hazardous Substances in violation of any applicable Environmental Law or except as would not be reasonably expected to have a Material Adverse Effect.

(c)  To the knowledge of Borrower, no material Release of a Hazardous Substance has occurred or is threatened on, at, from or, to our knowledge, near any property owned, leased or operated by Borrower that will now or in the future (based on Environmental Laws currently in effect) require (i) remedial or corrective action, removal, monitoring or closure pursuant to any Environmental Law currently in effect or (ii) Borrower to incur costs pursuant to the terms or conditions of any lease, except as would not be reasonably expected to have a Material Adverse Effect.

(d)  Borrower is not subject to any existing, pending or threatened suit, claim, notice of violation or non-routine request for information under any material Environmental Law.

(e)  Borrower is in compliance with, and has obtained all Environmental Permits required by all Environmental Laws, except as would not be reasonably expected to have a Material Adverse Effect.

4.13   Anti-Terrorism Laws.

(a) General.  Borrower is not in violation of any Anti-Terrorism Law or engaged in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b) Executive Order No. 13224.  Neither the Borrower or its Affiliates or their respective agents acting or benefiting in any capacity in connection with the Loans or other transactions hereunder, is any of the following (each a “Blocked Person”):

(I) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(II) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(III) a Person or entity with which any Bank is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(IV) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

(V) a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

(VI) a Person or entity who is affiliated or associated with a Person or entity listed above.

Neither the Borrower, or any Affiliate of the Borrower or, to the knowledge of the Borrower, any of its agents acting in any capacity in connection with the Loans or other transactions hereunder (i) conducts any business or engages in making or receiving any contributions of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

4.14   Regulations. The Borrower is not engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States of America). Neither the granting of any Revolving Loan (or any conversion thereof) or Letter of Credit nor the use of the proceeds of any Revolving Loan or Letter of Credit will violate, or be inconsistent with, the provisions of Regulation T, U or X or any other regulation of such Board of Governors.

ARTICLE V.   AFFIRMATIVE COVENANTS

During the term of this Agreement, and so long thereafter as any Indebtedness of Borrower to the Lender shall remain unpaid, including any Indebtedness for fees and expenses, Borrower will:

5.1    Payments. Duly and punctually pay the principal of, interest on, and all fees and charges on, all Indebtedness incurred by Borrower pursuant to this Agreement in the manner set forth in this Agreement.

5.2    Future Financial Statements.  Furnish to the Lender:

(a) Within one hundred and twenty (120) days after the end of each fiscal year of the Borrower, (i) audited financial statements of Borrower as of the end of such year, fairly presenting Borrower’s financial position, which statements shall consist of a balance sheet and related statements of income, retained earnings, and cash flow covering the period of Borrower immediately preceding fiscal year, and which shall be prepared by independent certified public accountants satisfactory to Borrower and the Lender, (ii) a completed Compliance Certificate from the Borrower in the form of Exhibit C attached hereto, (iii) a copy of any Management Letter delivered by such accountants to Borrower in connection with any such audited financial statements and (iv) a Receivables aging report and an Inventory summary report signed by the Borrower in form satisfactory to the Lender.

(b) Within thirty (30) days after the end of each month of the Borrower, financial statements of Borrower as of the end of such month, fairly presenting its financial position, which statements shall consist of a balance sheet and related statements of income, retained earnings, and cash flow covering the period from the end of the immediately preceding fiscal year to the end of such quarter, all in such detail as the Lender may request.

(c) Furnish to the Lender, within thirty (30) days after the end of each quarter after the date hereof during the term of this Agreement or more frequently if requested by the Lender, with respect to Borrower, a Compliance Certificate, in form and content satisfactory to the Lender.

(d) Promptly after their preparation, copies of  all registration statements and annual or quarterly reports that Borrower is required to file with the SEC on Form 10-K or 10-Q (or any successor form) which Borrower files with the Securities and Exchange Commission.

(e) Such additional information as the Lender may from time to time reasonably request regarding the financial and business affairs of Borrower.

5.3    Notice.  Promptly notify the Lender in writing of  (a) any pending or proposed audits of Borrower’s federal income tax returns by the Internal Revenue Service when Borrower has knowledge thereof, and the results of each such audit after its completion and (b) any default by Borrower under any material agreement, or any modification of a material agreement,  that in either case,  would be reasonably expected to have a Material Adverse Effect.

5.4    Taxes.   Promptly pay and discharge all of its taxes, assessments and other governmental charges (including any charged or assessed on the issuance of the Revolving Note) prior to the date on which penalties are attached thereto, establish adequate reserves for the payment of taxes and assessments and make all required withholding and other tax deposits; provided, however, that nothing herein contained shall be interpreted to require the payment of any tax, assessment or charge so long as its validity is being contested in good faith and by appropriate proceedings diligently conducted.

5.5    Insurance.   (a) Keep all of Borrower’s property insured at all times with responsible insurance carriers against fire, theft and other risks in reasonable coverage, form and amount satisfactory to the Lender; (b) keep adequately insured at all times in reasonable amounts with responsible insurance carriers against liability on account of damage to persons or property, including, without limitation, coverage against liability based on products liability and under all applicable worker’s compensation laws; (c) promptly deliver to the Lender certificates of insurance or the insurance policies required to be carried by Borrower pursuant hereto, with appropriate endorsements designating the Lender as a named insured and loss payee; and (d) cause each such insurance policy to contain a thirty (30) day mandatory notice of cancellation provision satisfactory to the Lender.

5.6    Litigation.  Promptly notify the Lender in writing as soon as Borrower has knowledge thereof, of the institution or filing of any litigation, action, suit, claim, counterclaim, or administrative proceeding against, or investigation of, Borrower as to which Borrower is a party by or before any regulatory body or governmental agency:  (i) the outcome of which might reasonably be expected to have a Material Adverse Effect, or (ii) which questions the validity of this Agreement, the Revolving Note, or any Collateral Document, or any action taken or to be taken pursuant to the foregoing; and furnish or cause to be furnished to the Lender such information regarding the same as the Lender may request.

5.7    Corporate Standing.  Maintain its corporate existence in good standing and remain or become duly licensed or qualified and in good standing in each jurisdiction in which the conduct of its business requires such qualification or licensing except where failure to become so licensed or qualified is not reasonably likely to have a Material Adverse Effect.

5.8    Books and Records.  Keep proper books and records in accordance with GAAP consistently applied, and keep such books and records in the location where they are kept on the date of this Agreement unless the Lender is given thirty (30) days prior written notice of any relocation of such books and records.

5.9    Compliance with Law. Comply in material respects with all applicable laws and governmental rules and regulations, except where the failure to so comply would not be reasonably expected to have a Material Adverse Effect.

5.10   Pension Report. With respect to each Pension Plan, the Borrower will furnish, or cause to be furnished, the following to the Lender:

(a) as soon as possible and in any event within thirty days after Borrower knows or has reason to know that any Reportable Event with respect to such Pension Plan has occurred, the statement of the President or Chief Financial Officer of Borrower setting forth the details of such Reportable Event and the action , if any, Borrower proposes to take with respect thereto; and

(b) promptly after the filing thereof with the Secretary of Labor, the Pension Benefit Guaranty Corporation or the Internal Revenue Service, copies of reports (including, without limitation, notices of Reportable Events and annual reports in the Form 5500 Series) filed with respect to each Pension Plan if the Lender has specifically requested copies of such reports.

5.11   Environmental Compliance

(a) Comply with all Environmental Laws, except  where the failure to comply would not be reasonably expected to have a Material Adverse Effect.

(b) Not suffer, cause or permit any material Disposal of Hazardous Substances at any property owned, leased or operated by it except in compliance with applicable Environmental Laws or except where such Disposal would not be reasonably expected to have a Material Adverse Effect.

(c) Promptly notify the Lender in the event of the Disposal of any Hazardous Substance in violation of any Environmental Law at any property owned, leased or operated by Borrower, or in the event of any Release, or threatened Release, of a Hazardous Substance in violation of any Environmental Law from any such property, except where such  Disposal, Release or threatened Release would not be reasonably expected to have a Material Adverse Effect.

(d) Deliver promptly to the Lender (i) copies of any documents received from the United States Environmental Protection Agency or any state, county or municipal environmental or health agency concerning a violation or alleged violation by Borrower of any Environmental Law; and (ii) copies of any non-routine documents submitted by Borrower to the United States Environmental Protection Agency or any state, county or municipal environmental or health agency concerning the operations of Borrower..

5.12   Examinations. Borrower shall at all reasonable times and from time to time permit the Lender or its agents during Borrower’s regular business hours to inspect the Collateral and to examine and make extracts from, or copies of, any of Borrower’s books, ledgers, reports, correspondence, and other records.  The Lender shall have the right, in connection with any collateral examination or after the occurrence and during the continuation of any Event of Default, to verify the Collateral in any manner and through any means that the Lender considers appropriate.  Borrower agrees to furnish all assistance and information, and perform any acts, which the Lender may reasonably require in connection therewith.

5.13   Future Subsidiaries.

(a) Borrower shall cause to be furnished to Lender, at such time as any entity becomes a Domestic Subsidiary of the Borrower after the date of this Agreement, an executed guaranty and security agreement from any such Domestic Subsidiary, in each case, in form reasonably acceptable to the Lender.  The Borrower will provide the Lender with prompt written notice of the incorporation or organization of any such Subsidiary.

(b) With respect to the creation or acquisition of a first-tier Foreign Subsidiary of Borrower or a Domestic Subsidiary, Borrower shall deliver to Lender, all of the share certificates (or other evidence of equity) owned by Borrower or such Domestic Subsidiary  pursuant to the terms of a pledge agreement executed by the appropriate party; provided that no Person shall be required to deliver or pledge more than sixty-five percent (65%) of the outstanding voting shares or other voting ownership interest of any Foreign Subsidiary.

5.14   Other Acts. Execute and deliver, or cause to be executed and delivered, to the Lender all further documents and perform all other acts and things which the Lender deems necessary or appropriate to protect or perfect any security interests in any property directly or indirectly securing payment of any Indebtedness of Borrower to the Lender.

ARTICLE VI.   NEGATIVE COVENANTS

During the term of this Agreement and so long thereafter as any of the Indebtedness of Borrower to the Lender, including any Indebtedness for fees and expenses, shall remain unpaid, Borrower, without the prior written consent of the Lender, will not:

6.1    Sale of Assets.   Convey, sell, transfer, lease, or sell and lease back any portion of its property, assets or business except for (i)  the sale of Inventory in the ordinary course of business , (ii) assets sold, leased. transferred  or otherwise disposed of for full and adequate consideration in the reasonable judgment of Borrower which Borrower has determined to be worn out or obsolete or not useful in the ordinary course of its business, and (iii) assets sold, leased,  transferred or otherwise disposed of in the ordinary course of business provided that Borrower receives full and adequate consideration in the reasonable judgment of Borrower in exchange for such assets  sold leased transferred or disposed of ..

6.2    Change Name.  Change the jurisdiction of formation of Borrower or the name of Borrower without:

(a) giving the Lender prior notice of such intent to change name;

(b) providing to the Lender, promptly upon the filing thereof, copies of all name change documentation; and

(c) executing and delivering to the Lender, upon the Lender’s request, such other and further documentation as the Lender may reasonably request to maintain the perfection of the Security Interests or appropriately document the Credit.

6.3    Minimum Tangible Net Worth. Permit Borrower’s Tangible Net Worth to be less than (i) $19,000,000 as of December 31, 2010 and (ii) as of the end of each Fiscal Year of the Borrower thereafter, an amount equal to the minimum Tangible Net Worth required as of the end of the immediately preceding Fiscal Year plus 50% of the Net Income for such Fiscal Year.

6.4    Current Ratio. Permit the Current Ratio of the Borrower to be less than 1.30 to 1.00 as of June 30, 2010 and as of the end of each fiscal quarter thereafter.

6.5    New Locations. Establish any new Inventory locations or transfer any equipment to a new location if such equipment or Inventory has a value exceeding $250,000 in the aggregate (when taken together with the value of equipment and Inventory at all other new locations), without first providing to the Lender thirty (30) days prior written notice of such impending action, and executing and delivering to the Lender a satisfactory landlord waiver, if requested by the Lender, and appropriate Financing Statements regarding each such location for which the Lender does not have a landlord waiver or has not obtained Financing Statements.

6.6    Notice of Event of Default. Provide to the Lender written notice of the occurrence of any Event of Default under this Agreement, within 5 Business Days after Borrower becomes aware of such an Event of Default.

ARTICLE VII.   EVENTS OF DEFAULT

7.1    Events of Default.  The occurrence of any one or more of the following events shall constitute an event of default (individually, “Event of Default”, or, collectively, “Events of Default”):

(a) Nonpayment.  Nonpayment when due whether by acceleration or otherwise of principal of, or interest on, the Revolving Note, any fee, cost, expense or premium provided for hereunder or under any other Loan Document or any other Indebtedness owing hereunder.

(b) Negative Covenants.  Default by the Borrower in the observance of any of the covenants or agreements contained in Article VI of this Agreement.

(c) Other Covenants.  Default by the Borrower in the observance of any of the covenants or agreements contained in this Agreement, other than in Article VI or Section 5.1, which is not remedied within thirty (30) days after notice thereof by the Lender to the Borrower.

(d) Voluntary Insolvency Proceedings.  If Borrower (i) shall file a petition or request for liquidation, reorganization, arrangement, adjudication as a bankrupt, relief as a debtor or other relief under the bankruptcy, insolvency or similar laws of the United States of America or any state or territory thereof, now or hereafter in effect; (ii) shall make a general assignment for the benefit of creditors; (iii) shall consent to the appointment of a receiver or trustee for Borrower or any of Borrower’s assets including, without limitation, the appointment of or taking possession by a “custodian” as defined in the federal Bankruptcy Code; (iv) shall make any, or send notice of any intended, bulk sale; or (v) shall execute a consent to any other type of insolvency proceeding (under the federal Bankruptcy Code or otherwise) or any formal or informal proceeding for the dissolution or liquidation of, or settlement of claims against or winding up of affairs of, Borrower.

(e) Involuntary Insolvency Proceedings.  The appointment of a receiver, trustee, custodian or officer performing similar functions for Borrower or any of Borrower’s assets including, without limitation, the appointment of or taking possession by a “custodian” as defined in the federal Bankruptcy Code; or the filing against Borrower of a request or petition for liquidation, reorganization, arrangement, adjudication as a bankrupt or other relief under the bankruptcy, insolvency or similar laws of the United States of America or any state or territory thereof, now or hereafter in effect; or the institution against Borrower of any other type of insolvency proceeding (under the federal Bankruptcy Code or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against or winding up of affairs of Borrower, and the failure to have such appointment vacated or such petition or proceeding dismissed within 60 days after such appointment, filing or institution.

(f) Representations.  If any certificate, written statement, representation, warranty or financial statement furnished by or on behalf of Borrower pursuant to or in connection with this Agreement, or any Loan Document (including, without limitation, representations and warranties contained herein) or as an inducement to the Lender to enter into this Agreement or any other lending agreement with Borrower shall prove to have been false in any material respect at the time as of which the facts therein set forth were certified, or to have omitted any substantial contingent or unliquidated liability or claim against Borrower.

(g) Other Indebtedness and Agreements.  Nonpayment by Borrower of any Indebtedness owing by Borrower when due, which singly or in the aggregate total $250,000 or more, including, whether such Indebtedness shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise, or failure to perform any material term, covenant or agreement on its part to be performed under any agreement or instrument (other than this Agreement) evidencing or securing or relating to any Indebtedness owing by Borrower, involving singly or in the aggregate $250,000 or more, including without limitation, any Collateral Document when required to be performed if the effect of such failure is to permit the holder to accelerate the maturity of such Indebtedness.

(h) Judgments.  If any judgment or judgments in excess of $100,000 for any one such judgment or all judgments in the aggregate (other than any judgment for which it is fully insured) against Borrower remains unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of 30 days.

(i) Pension Default.  Any of the following shall occur and shall have or would be reasonably expected to have a Material Adverse Effect: Any Reportable Event, which the Lender reasonably determines constitutes grounds for the termination of any Pension Plan by the Pension Benefit Guaranty Corporation or for the appointment by an appropriate United States district court of a trustee to administer any such Pension Plan, shall have occurred and continued 30 days after written notice thereof to the Borrower by the Lender; or the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any such Pension Plan or to appoint a trustee to administer any such Pension Plan; or a trustee shall be appointed by an appropriate United States district court to administer any such Pension Plan; or any such Pension Plan shall be terminated; or Borrower withdraws from a Pension Plan in a complete withdrawal or a partial withdrawal; or the Borrower shall fail to pay to any Pension Plan any contribution which it is obligated to pay under the terms of such plan or any agreement, or which is required to meet statutory minimum funding standards.

(j) Change of Control.  If there occurs a Change in Control.

(k) Non-perfection or Loss of Priority.  If at any time, any of the Collateral Documents shall cease to be in effect, or if any security interest in favor of the Lender in any of the collateral shall cease to be enforceable or cease to have a first-priority Lien position (subject to Permitted Encumbrances), or if title to any material collateral is not satisfactory to the Lender by reason of any unpermitted Lien or title condition and the Lender reasonably determines that such defect in title could impair the Lender’s ability to collect the Obligations, and any of the foregoing conditions continues for more than 20 days after notice thereof from the Lender to the Borrower.

7.2    Effects of an Event of Default.

(a) Upon the happening of one or more Events of Default (except a default under either Section 7.1(d) or 7.1(e) hereof), the Lender may declare any commitments of Lender to lend money to the Borrower (“Lender’s Obligations”) to be canceled and the principal of the Revolving Note then outstanding to be immediately due and payable, together with all interest thereon and fees and expenses accruing under this Agreement and under any Loan Document.  Upon such declaration, the Lender’s Obligations shall be immediately canceled and the Loans evidenced by the Revolving Note shall become immediately due and payable without presentation, demand or further notice of any kind to the Borrower.

(b) Upon the happening of one or more Events of Default under Section 7.1(d) or 7.1(e) hereof, the Lender’s Obligations shall be canceled immediately, automatically and without notice, and the Revolving Note shall become immediately due and payable without presentation, demand or notice of any kind to Borrower.

ARTICLE VIII.   EXPENSES

8.1    Expenses. The Borrower shall reimburse the Lender for any out-of pocket expenses, including reasonable counsel fees and expenses, incident to the negotiation, documentation and administration of this Agreement, including any amendments thereto, and the documents in connection herewith and for preservation of any of the Lender’s rights under, or enforcement of any provision of, this Agreement, the Revolving Note, the Collateral Documents, the Loan Documents or any documents executed in connection therewith.

8.2    Indemnification. Borrower shall indemnify and hold harmless the Lender and each of their directors, officers, employees, agents and advisors (each an “Indemnified Party”) from and against any and all claims, damages, liabilities and reasonable fees, expenses and disbursements of counsel, demands, losses, costs, fines or liabilities of whatever kind or nature, including, without limitation, arising from personal injury or property damage, in any way related to any environmental condition on, above, within, in the vicinity of, related to or affected by property owned or leased by the Borrower or in connection with or arising out of any investigation, litigation or proceeding arising out of, related to or in connection with this Agreement or the Loans or any taxes, liabilities, claims or damages relating to the collateral under the Collateral Documents or the liens of the Lender therein (other than litigation between Borrower and the Lender in which Borrower is the prevailing party), whether or not an Indemnified Party is a party to such investigation, litigation or proceeding except to the extent such claim, damage, loss, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party’s own gross negligence or willful misconduct.  In addition to, and without limiting the generality of, the foregoing, Borrower agrees to reimburse and indemnify all Indemnified Parties on demand for any reasonable fees and expenses of counsel which may be incurred in any action, claim or proceeding between Borrower, any Subsidiary or any Affiliate of the Borrower and an Indemnified Party in which such Indemnified Party is successful.  The obligations of Borrower under this indemnity shall survive any expiration or termination hereof, and shall apply each to any and all such claims, expenses, demands, losses, costs, fines or liabilities of whatever kind or nature, notwithstanding the discharge of the Security Interests, or the payment of the Indebtedness hereunder or under the Loan Documents.  Borrower agrees not to institute or participate in any proceeding seeking to establish a position contrary to the terms of this indemnification.

ARTICLE IX.   MISCELLANEOUS

9.1    Amendments and Waivers.  This Agreement is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement.  All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superceded by this Agreement, and no party is relying on any promise, agreement or understanding not set forth in this Agreement.  No modification, rescission, waiver, release or amendment of any provision of this Agreement shall be made except by a written agreement subscribed by any authorized officers of the Borrower and the Lender.

9.2    Delays and Omissions. No course of dealing and no delay or omission by the Lender in exercising any right or remedy hereunder or with respect to any Indebtedness of Borrower shall operate as a waiver thereof or of any other right or remedy, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy.  The Lender may remedy any default by Borrower hereunder or with respect to any other Person, firm or corporation in any reasonable manner without waiving the default remedied and without waiving any other prior or subsequent default by Borrower and shall be reimbursed for its expenses in so remedying such default.  All rights and remedies of the Lender hereunder are cumulative.

9.3    Assignments.

(a) The Borrower shall not assign or otherwise transfer any of Borrower’s rights pursuant to this Agreement without the prior written consent of the Lender, and any such assignment or other transfer without such prior written consent shall be void.

(b) The Lender may sell, assign or participate all or a portion of its rights and obligations under this Agreement to an Affiliate of the Lender or, with the Borrower’s consent to any other Person, which consent shall not be unreasonably withheld; provided, however, the consent of the Borrower shall not be required if, at the time of such assignment, an Incipient Default or an Event of Default is in existence.

(c) The Lender may at any time pledge or assign all or any portion of its rights under the Loan Documents to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341.  No such pledge or assignment or enforcement thereof shall release the Lender from its obligations under any of the Loan Documents.

9.4    Successors and Assigns. Borrower and Lender as used herein shall include the legal representatives, successors and assigns of those parties.

9.5    Notices.  Any notice or demand to be given hereunder shall be in writing, unless otherwise expressly provided herein and shall be deemed to have been given or made when delivered by hand or facsimile, and one (1) business day after being delivered to a courier for express delivery, to the address below, or three (3) business days after being deposited in an official depository maintained by the United States Post Office for the collection of mail, registered or certified mail, postage prepaid and addressed as follows:

To the Borrower	-	Mod-Pac Corp.
1801 Elmwood Avenue
Buffalo, New York 14207
Attention: Daniel J. Geary,
Vice President of Finance

With a copy to	-	Hodgson Russ, LLP
(which shall not		28 Church Street
constitute notice)		Buffalo, New York
Attention: Victoria Saxon, Esq.

To the Lender	-	Manufacturers and Traders Trust Company
One Fountain Plaza
Buffalo, New York 14203
Attn: Michael Prendergast, Vice President

With a copy to	-	Lippes Mathias Wexler Friedman LLP
(which shall not		665 Main St., Suite 300
constitute notice)		Buffalo, New York 14203
Attn: Brian J. Bocketti, Esq.

9.6    Governing Law. This Agreement, the transactions described herein and the obligations of the Lender and the Borrower shall be construed under, and governed by, the internal laws of the State of New York without regard to principles of conflicts of laws.

9.7    Counterparts.  This Agreement may be executed in any number of counterparts and by the Lender and the Borrower on separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same Agreement.

9.8    Titles.  Titles to the sections of this Agreement are solely for the convenience of the Lender and the Borrower, and are not an aid in the interpretation of this Agreement or any part thereof.

9.9    Inconsistent Provisions.  The terms of this Agreement and any related agreements, instruments or other documents shall be cumulative except to the extent that they are specifically inconsistent with each other, in which case the terms of this Agreement shall prevail.

9.10   Course of Dealing.  Without limitation of the foregoing, the Lender shall have the right, but not the obligation, at all times to enforce the provisions of this Agreement and all other documents executed in connection herewith in strict accordance with their terms, notwithstanding any course of dealing or performance by the Lender in refraining from so doing at any time and notwithstanding any custom in the banking trade.  Any delay or failure by the Lender at any time or times in enforcing its rights under such provisions in strict accordance with their terms shall not be construed as having created a course of dealing or performance modifying or waiving the specific provisions of this Agreement.

9.11   USA Patriot Act.  The Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56), the Lender is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the USA Patriot Act.

9.12   CONSENT TO JURISDICTION.  EACH OF THE BORROWER AND THE LENDER, AGREE THAT ANY ACTION OR PROCEEDING TO ENFORCE OR ARISING OUT OF THIS AGREEMENT MAY BE COMMENCED IN THE SUPREME COURT OF NEW YORK IN ERIE COUNTY, OR IN THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF NEW YORK SITTING IN ERIE COUNTY, NEW YORK.  BORROWER WAIVES PERSONAL SERVICE OF PROCESS AND AGREES THAT A SUMMONS AND COMPLAINT COMMENCING AN ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE PROPERLY SERVED AND SHALL CONFER PERSONAL JURISDICTION IF SERVED BY REGISTERED OR CERTIFIED MAIL TO THE BORROWER, AT THE ADDRESS SET FORTH AT THE BEGINNING OF THIS AGREEMENT, OR AS PROVIDED BY THE LAWS OF THE STATE OF NEW YORK OR THE UNITED STATES.

9.13   JURY TRIAL WAIVER.EACH OF THE BORROWER AND THE LENDER, HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY THEY MAY HAVE IN ANY ACTION OR PROCEEDING, IN LAW OR IN EQUITY, IN CONNECTION WITH THIS AGREEMENT OR ANY LOAN DOCUMENT OR THE TRANSACTIONS RELATED HERETO.  BORROWER REPRESENTS AND WARRANTS THAT NEITHER ANY REPRESENTATIVE OF THE LENDER NOR THE LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY LENDER WILL NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THIS JURY TRIAL WAIVER.  BORROWER ACKNOWLEDGES THAT THE LENDER HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE PROVISIONS OF THIS SECTION.

[Signature Page To Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers all as of the 9th day of June, 2010.

MANUFACTURERS AND TRADERS TRUST COMPANY

By:	/s/ Michael Prendergast
Name: Michael Prendergast
Title: Vice President

MOD-PAC CORP.

By:	/s/ Daniel J. Geary
Name: Daniel J. Geary
Title: Vice President of Finance

EXHIBIT A

REVOLVING CREDIT NOTE

$3,000,000.00	Buffalo, New York
June 9, 2010

FOR VALUE RECEIVED, the undersigned, MOD-PAC CORP., a New York corporation (“Borrower”) hereby unconditionally promises to pay, on or before June 9, 2013, to the order of MANUFACTURERS AND TRADERS TRUST COMPANY (“Lender”) at Lender’s office at One Fountain Plaza, Buffalo, New York 14203, or at the holder’s option, at such other place as may be designated by the holder, in lawful money of the United States of America, a principal sum equal to the lesser of THREE MILLION AND 00/100 DOLLARS ($3,000,000.00) or the aggregate unpaid principal amount of all Revolving Loans made by Lender to the Borrower from time to time under a Revolving Credit Agreement, dated of even date herewith, between the Borrower and the Lender, as the same may from time to time be amended, supplemented or otherwise modified (“Revolving Credit Agreement”) as evidenced by the inscriptions made on the schedule attached hereto, or any continuation thereof (“Schedule”).  The Borrower further promise to pay interest on the unpaid principal amount hereof from time to time at the rates and on the dates determined in accordance with the Revolving Credit Agreement.  All capitalized terms used herein and not otherwise defined herein shall have the meanings specified in the Revolving Credit Agreement.

The Lender and each holder of this Note are authorized to inscribe on the Schedule the type of Revolving Loan, the date of the making of each Revolving Loan, the amount of each Revolving Loan, all payments on account of principal and the aggregate outstanding principal balance of this Note from time to time unpaid.  Each entry set forth on the Schedule shall be prima facie evidence of the facts so set forth.  No failure by the Lender or any holder of this Note to make, and no error in making, any inscriptions on the Schedule shall affect Borrower’s obligation to repay the full principal amount loaned to or for the account of the Borrower, or the Borrower’s obligation to pay interest thereon at the agreed upon rate.

If any payment on this Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day, and the Borrower will pay interest thereon at the then applicable rate until the date of actual receipt of such installment by the holder of this Note.

No failure by the holder to exercise, and no delay in exercising, any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the holder of any right or powers hereunder preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the holder as herein specified are cumulative and not exclusive of any other rights or remedies which the holder may otherwise have.

No modification, rescission, waiver, release or amendment of any provision of this Note shall be made except by a written agreement subscribed by duly authorized officer of the Borrower and the holder hereof.

Borrower waives diligence, presentment, protest and demand, and also notice of protest, demand, dishonor and nonpayment of this Note.

This Note evidences a borrowing under the Revolving Credit Agreement to which reference is hereby made with respect to collateral, interest rate options and periods, mandatory and voluntary prepayments, and rights of acceleration of the principal hereof on the occurrence of certain events.

Borrower agrees to pay on demand all reasonable costs and expenses incurred by the holder in enforcing this Note or in collecting the indebtedness evidenced hereby, including, without limitation, if the holder retains counsel for any such purpose, reasonable attorneys’ fees and expenses.

This Note shall be construed under, and governed by, the internal laws of the State of New York without regard to principles of conflicts of laws.

MOD-PAC CORP.

By:
Name: Daniel J. Geary
Title: Vice President of Finance

SCHEDULE

LOANS AND PAYMENTS OF PRINCIPAL

TYPE OF LOAN	DATE LOAN MADE	AMOUNT OF LOAN	AMOUNT OF PRINCIPAL PAID OR PREPAID	AGGREGATE UNPAID PRINCIPAL BALANCE	NOTATION MADE BY AND DATE

EXHIBIT B

REQUEST CERTIFICATE

Revolving Credit

The undersigned as Borrower hereby certifies to Manufacturers and Traders Trust Company in accordance with the terms of the Revolving Credit Agreement between Mod-Pac Corp. and Manufacturers and Traders Trust Company dated as of June__, 2010, as may be amended from time to time, that:

The undersigned requests or has requested a Revolving Loan which will be a

Libor Loan in the amount of $_____________

The proposed loan is to be made on ____________, ____ .

WITNESS the signature of the undersigned authorized signatory of the Borrower this ____ day of _____________, ____.

MOD-PAC CORP.

By:
(Title)

EXHIBIT C

COMPLIANCE CERTIFICATE

The undersigned as Borrower hereby certifies to Manufacturers and Traders Trust Company (the "Lender"), in accordance with the terms of the Revolving Credit Agreement between Mod-Pac Corp. and the Lender, dated as of June 9, 2010, as may be amended from time to time (“Agreement”), that:

1.           Capitalized terms not defined herein shall have the meanings set forth in the Agreement.

2.           The Borrower has complied in all material respects with all the terms, covenants and conditions to be performed or observed by it contained in the Agreement and the Loan Documents, and there exists no Event of Default or Incipient Default under the Agreement.

3.           The representations and warranties contained in the Agreement, in any Loan Document to which Borrower is a party and in any certificate, document or financial or other statement furnished at any time thereunder are true, correct and complete in all material respects with the same effect as though such representations and warranties had been made on the date hereof, except to the extent that any such representation and warranty relates solely to an earlier date (in which case such representation and warranty shall be true, correct and complete on and as of such earlier date).

4.           Attached hereto are the calculations required to establish compliance with the provisions of Section 6.3 and 6.4.

WITNESS the signature of the undersigned authorized signatory of the Borrower this ____ day of _____________, ____.

MOD-PAC CORP.

By:
(Title)

1

Schedule 1
Pension Plans

NONE

2

Schedule 4.3
Permitted Encumbrances

Liens of carriers, warehousemen, artisans, bailees, mechanics and materialmen incurred in the ordinary course of business securing sums not overdue; (b) liens incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance or other forms of governmental insurance or benefits, relating to employees, securing sums (i) not overdue or (ii) being diligently contested in good faith provided that adequate reserves with respect thereto are maintained on the books and records of Borrower in conformity with generally accepted accounting principles; (c) liens for taxes (i) not yet due or (ii) being diligently contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of Borrower and (d) any judgment lien with respect to any judgment that does not constitute an Event of Default under Section 7.1 (h)

Those security interests, perfected by the financing statements described in the UCC Memorandum dated June 4, 2010, attached as Exhibit B to the General Security Agreement, between Borrower and Lender, dated of even date herewith.

Key Bank National Association – certificate of deposit securing Borrower’s reimbursement obligation relating to existing letters of credit issued by KeyBank National Association,  to be replaced with letters of credit issued by Lender following the execution and delivery of this Agreement.

Purchase Money Security Interests

1

Schedule 4.4
Material Litigation

NONE

2

Schedule 4.8
Notices of Assessments

NONE

1

Schedule 4.9
Subsidiaries and Affiliates

1803-1807 Elmwood Avenue LLC, a New York limited liability company

1